EXHIBIT (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-210403 on Form S-8 of Skyline Corporation of our report dated August 5, 2016 relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K of Skyline Corporation for the year ended May 31, 2016.

/s/ Crowe Horwath LLP

South Bend, Indiana

August 5, 2016